Exhibit 10.8

August 1st, 2009

Brad Lynch

[***]

Dear Brad:

We are pleased to offer you a position as Director, Technical Marketing with Peraso Technologies Inc. (the ‘“Company’”). This letter, if accepted, sets forth the terms of your employment with the Company.

I.	Remuneration

Your annual salary will be $155,000, less all applicable deductions, payable in semi-monthly installments in accordance with the Company’s established pay periods. In addition, you will participate in all benefit plans of the Company from time to time made available to employees of the Company, for which you are eligible. Subject to the approval of the Board of Directors of the Company and upon the closing of the transactions contemplated pursuant to that certain Class A Convertible Preferred Shares Subscription Agreement by and among the Company and the Investors (as defined therein), the Company will grant to you options to purchase up to 165,000 common shares of the Company at an exercise price of Cdn$1.00 per share and otherwise in accordance with the terms and conditions of the Company’s Stock Option Plan including, without limitation, the vesting schedule, termination provisions and other material provisions set forth therein and pursuant to the terms and conditions of a stock option agreement to be entered into between you and the Company.

II.	Annual Vacation

You shall be entitled to 3 weeks paid vacation per year to be taken at such time or times as are mutually acceptable to you and the Company. Your vacation will accrue at a rate of 1.25 days per month. At the end of each calendar year, you will be entitled to carry forward up to a maximum of 5 days of unused vacation into the next year and, for greater certainty. any other unused vacation days may not be carried over into the next year.

III.	Position and Duties

In your position, you will be responsible for duties such as:

●	Primary customer technical contact, Product specification and overall product management, Market analysis, Standards body technical liaison

●	Such other duties as may from time to time be reasonably assigned to you.

IV.	Non-Solicitation

By to the terms of this offer, you hereby agree that, while you are employed by the Company and for one (1) year following the end of your employment with the Company for any reason, you will not (i) recruit, attempt to recruit or directly or indirectly participate in the recruitment of, any Company employee or contractor or (ii) directly or indirectly solicit, attempt to solicit, canvass or interfere with any current or former customer or supplier of the Company in a manner that interferes m the Company’s relationship with such customer or supplier.

V.	Representation and Warranty

By agreeing to the terms of this offer, you hereby represent and warrant to the Company that you are not party to any written or oral agreement with any third party that would restrict your ability to enter into the herein Agreement or the Company’s Intellectual Property and Confidential Information Agreement or to perform your obligations hereunder and that you will not, by joining the Company, breach any non-disclosure, proprietary rights, non-competition, non-solicitation or other covenant in favour of any third party.

VI.	Term and Termination

Your employment with the Company will be for an indefinite term. Your employment may be terminated by the Company:

i.	at any time within the first three calendar months of your employment without cause, notice or payment in lieu of notice;

ii.	for cause at any time immediately without notice or payment in lieu of notice; or

iii.	subject to the requirements of the Employment Standards Act, 2000, as amended from time to time, in all other instances, upon giving you lesser of (a) two weeks notice plus two weeks additional notice for each completed full year of employment with the Company, and (b) three months notice, or, at the Company’s option, payment of base salary in lieu of such notice.

For greater certainty, to the extent that the aggregate of any payments received by you pursuant to clause (iii) is equal to or greater than the aggregate minimum notice and severance benefit required under the Employment Standards Act, 2000, the payment provided for in clause (iii) is intended to supersede the termination and severance benefits set out in the Employment Standards Act, 2000. Upon such payments, you shall have no claim against the Company for damages, termination pay, severance pay, notice or pay in lieu of notice of termination, statutory or otherwise, except in respect of remuneration earned, due and owing to the effective date of termination and for the payment of such amounts as specifically provided for herein.

In the event that a temporary lay-off is ever required, it may only be implemented in accordance with the temporary layoff requirements of the Employment Standards Act, 2000.

VII.	Miscellaneous

This Agreement, together with the Company’s Intellectual Prope1ty and Confidential Information Agreement, contains the entire understandings between you and the Company relating to your employment and the additional matters provided for therein, and supercedes and replaces any prior verbal or written agreements between the Company and you. This Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement.

VIII.	Acknowledgement

You acknowledge that you have read this Agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out your understanding and intention.

The offer of employment herein is also contingent on your executing the Company’s Intellectual Property and Confidential Information Agreement, a copy of which is attached hereto.

If you have any questions about this offer, please contact me. If you find this offer acceptable, please sign and date this letter below and return two copies to me.

Sincerely,
PERASO TECHNOLOGIES INC.

Per:	/s/Ronald Glibbery
Name:	Ronald Glibbery
Title:	CEO

I agree to the terms and conditions of the foregoing offer.

Per:	/s/ Brad Lynch
Name:	Brad Lynch
Dated:	09/04/2009

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